Exhibit 6.8

INVESTMENT POLICY AGREEMENT

This Investment Policy Agreement (the “Agreement”), effective as of                     ,          20        , is entered into by and between Cottonwood Residential O.P., LP, a Delaware limited partnership (“CROP”) and Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership (“CW Multifamily OP II”). CROP and CW Multifamily OP II are individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Parties intend to enter into one or more joint ventures (individually, a “Joint Venture” and collectively, the “Joint Ventures”) to acquire multifamily apartment communities (the “Projects”) and multifamily real estate related assets (the “Real Estate Related Assets”).

WHEREAS, the Parties desire to minimize the conflicts of interest that may arise in connection with the acquisition and management of the Projects and the Real Estate Related Assets.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

1. Competing Transactions.

1.1. Investment by CW Multifamily OP II. Except as set forth below and after Cottonwood Multifamily REIT I, Inc., an entity sponsored by a subsidiary of CROP, has invested or identified for investment at least 85% of its capital, CROP shall be required to bring each Project that meets the Investment Criteria and Diversification Criteria, to CW Multifamily OP II if CW Multifamily OP II has equity available to make the required equity investment in such Project. CROP may, but shall not be required to, present other potential investments in Real Estate Related Assets to CW Multifamily OP II. In addition, CROP may, in its sole discretion, present investment opportunities to CW Multifamily OP II that do not meet the Investment Criteria and Diversification Criteria. Notwithstanding the foregoing, CROP and its Affiliates will freely and without limitation be permitted to pursue investment opportunities in Projects that meet the Investment Criteria and Diversification Criteria if:

1.1.1. Ninety percent (90%) of the anticipated equity required for the acquisition of the Project exceeds CW Multifamily OP II’s equity capital available for investment in such Project;

1.1.2. CROP or its Affiliates target the acquisition of the Project for the purpose of identifying all or a portion of the Project as replacement property in connection with a deferred exchange pursuant to Sections 1031 or 1033 of the Internal Revenue Code of 1986, as amended;

1.1.3. CROP or its Affiliates are acquiring all or an undivided interest in the Project as part of CROP’s broader investment strategy involving the roll-up of fractional or tenant-in-common interests in multifamily residential real estate in exchange for cash and/or limited partnership interests in CROP; or

1.1.4. CROP or its Affiliates are acquiring interests in Projects that are held by third parties in existing joint ventures or similar existing investment vehicles of CROP or its Affiliates.

1.2. Additional Entities Sponsored by CROP. CROP and its Affiliates may form additional entities, including, without limitation, additional real estate investment trusts, limited liability companies and limited partnerships or conduct subsequent offerings with respect to existing or additional entities, which may have investment objectives that are similar to CW Multifamily OP II (including, Cottonwood Multifamily REIT I, Inc., each a “Competing Entity”), so long as:

1.2.1. CW Multifamily OP II has identified for investment or invested at least 85% of the capital raised pursuant to that certain Offering Circular of common stock in Cottonwood Multifamily REIT II, Inc., dated                              , 20         (the “Offering”); and

1.2.2. The Offering has terminated.

1.3. Priority. Subject to Section 1.1, CW Multifamily OP II shall have the first priority (after Cottonwood Multifamily REIT I, Inc. has at least 85% of its capital invested) to invest in Projects until at least 85% of the capital raised pursuant to the Offering has been identified for investment or invested in Projects and Real Estate Related Assets. In the event CW Multifamily OP II has already invested at least 85% of the capital raised pursuant to the Offering and sells one of its Projects or Real Estate Related Assets, CROP shall present potential investment opportunities in Projects to CW Multifamily OP II only after any Competing Entity has at least 85% of its available capital invested or identified for investment. In the event that any Competing Entity has available capital from the sale of any asset, priority will be given to either CW Multifamily OP II or the Competing Entity based on the date of the earlier disposition date.

2. Definitions.

2.1. “Affiliates” shall mean (i) any Person directly or indirectly controlling, controlled by or under common control with another Person; (ii) a Person owning or controlling 10% or more of the outstanding voting securities of such other Person; (iii) any officer, director or partner of such other Person; and (iv) if such other Person is an officer, director or partner, any company for which such Person acts in any capacity.

2.2. “Diversification Criteria” means that the multifamily apartment community must not result in an expected permanent capital structure upon placement of debt financing that results in greater than: (i) $15,000,000 of CW Multifamily OP II’s equity capital being invested in multifamily apartment communities in a single Primary Market; or (ii) $10,000,000 of CW Multifamily OP II’s equity capital being invested in multifamily apartment communities in a single Secondary Market.

2.3. “Investment Criteria” means that a multifamily apartment community must: (i) be a multifamily apartment community built after 2000 and complete or substantially complete as of the date acquired by a Joint Venture; (ii) be located in a Primary Market or a Secondary Market; (iii) have an average occupancy of 85% during the 30-day period prior to the date the multifamily apartment community is placed under contract by a Joint Venture; (iv) derive at least 75% of its projected stabilized net operating income from rental apartments; (v) require no more than a $15,000,000 equity investment; and (vi) be a single asset and not part of a multiple asset portfolio purchase, joint venture (either with respect to a single asset or multiple assets) or partnership.

2.4. “Offering” shall have the meaning set forth in Section 1.3.1.

2.5. “Person” shall mean a natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank trust company, land trust, business trust, statutory trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

2.6. “Primary Market” shall mean the following metropolitan areas: (i) Orlando, Florida; (ii) Atlanta, Georgia; (iii) Dallas, Texas; (iv) Houston, Texas; (v) Phoenix, Arizona; (vi) Denver, Colorado; (vii) Salt Lake City, Utah, (vii) Miami, Florida and (ix) Portland, Oregon.

2.7. “Secondary Market” shall mean the following metropolitan areas: (i) Raleigh, North Carolina; (ii) Durham, North Carolina; (iii) Charlotte, North Carolina; (iv) Tampa, Florida; (v) Nashville, Tennessee; (vi) Austin, Texas and (vii) San Antonia, Texas.

3. Miscellaneous.

3.1. Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile or electronic mail, and all so executed shall constitute one Agreement, binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterpart.

3.2. Further Acts and Documents. Each of the Parties hereto hereby covenants and agrees to execute and deliver such further instruments, documents and other agreements and to do such further acts and things as may be necessary to carry out the purposes of this Agreement.

3.3. Notices. All notices under this Agreement shall be in writing and shall be given to the Party entitled thereto, by personal service or by mail, posted to the address set forth below for such person or at such other address as such Party may specify in writing.

3.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

3.5. Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

3.6. Successors and Assigns. The terms and provisions of this Agreement shall be bind upon and shall inure to the benefit of the successors and assigns of the respective Parties.

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth above.

CROP:

Cottonwood Residential O.P., LP, a Delaware limited partnership

By:	Cottonwood Residential, Inc., a Maryland corporation, its general partner

By:
Gregg Christensen, Executive Vice President

CW MULTIFAMILY OP II:

Cottonwood Multifamily REIT II O.P., LP, a Delaware limited partnership

By:	CW Multifamily REIT II GP, LLC, a Delaware limited liability company, its general partner

	By:	Cottonwood Multifamily REIT II, Inc., a Maryland corporation, its sole member

By:
Gregg Christensen, Executive Vice President